Exhibit 99-1

Name and Address of Additional Reporting Persons:

Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. María Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the “Slim Family”), each with the following address:

Paseo de Las Palmas #736

Colonia Lomas de Chapultepec,

11000 México, D.F., México

Explanation of Responses:

Inmobiliaria beneficially owns directly 2,791,000 GLBC Shares as of April 12, 2006.

The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns substantially all of the issued and outstanding voting securities of Inmobiliaria. As a result, each member of the Slim Family may be deemed to have indirect beneficial ownership of the 2,791,000 GLBC Shares beneficially owned directly by Inmobiliaria.

Signature Page

Carlos Slim Helú

Carlos Slim Domit	By: /s/ Eduardo Valdés Acra
Eduardo Valdés Acra
Marco Antonio Slim Domit	Attorney-in-Fact
April 14, 2006
Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

INMOBILIARIA CARSO, S.A. DE C.V.

By: Armando Ibañez Vazquez
Title: Attorney-in-Fact